NON-EXCLUSIVE DISTRIBUTOR AGREEMENT

This Non-Exclusive Distributor Agreement (the “Agreement”) is made and entered into as of this 16th day of July, 2024 (“Effective Date”), by and between Scientist Home Limited, a company duly organized and existing under the laws of Hong Kong, SAR, PRC, with its principle place of business at 3/F, Mow Hing Industrial Building, 205 Wai Yip Street, Kwun Tong, Kowloon, Hong Kong (hereinafter referred to as “SHL”) and Scientist Home Future Health Limited, a company duly organized and existing under the laws of Hong Kong, SAR, PRC, with its principle place of business at 3/F, Mow Hing Industrial Building, 205 Wai Yip Street, Kwun Tong, Kowloon, Hong Kong (hereinafter referred to as “Distributor”).

In consideration of the mutual promises herein contained, SHL and Distributor agree as follows:

1.	DEFINITIONS

1.1 “Confidential Information” of a party shall mean any information disclosed by that party to the other party pursuant to this Agreement which is in written, graphic, machine readable or other tangible form and is marked “Confidential,” “Proprietary” or in some other manner to indicate its confidential nature. Confidential Information may also include oral information disclosed by one party to the other pursuant to this Agreement, provided that such information is designated as confidential at the time of disclosure and is reduced to writing by the disclosing party within a reasonable time (not to exceed thirty (30) days) after its oral disclosure, and such writing is marked in a manner to indicate its confidential nature and delivered to the receiving party.

1.2 “Customers” shall mean those purchasers of Products whose principal offices and operations are located in the Territory.

1.3 “DSSL Products” shall mean those Products according to Distributor Standard Stock List or “DSSL”, as SHL and Distributor shall maintain and modify from time to time.

1.4 “House Accounts” shall mean those Customers in the Territory who purchase Products directly from SHL. House Accounts designated by SHL at the time of execution of this Agreement are set forth on Exhibit B attached hereto, which may be amended or updated by SHL from time to time at its sole discretion.

1.5 “Non-standard Products” shall mean those Products not referenced in the DSSL that require special testing, packaging or otherwise to be modified as requested by Distributor and approved by SHL in writing.

1.6 “Proprietary Rights” shall mean all rights in Products and SHL’s Confidential Information, including, but not limited to, patents, copyrights, trademarks, trade names, know-how, show-how, and trade secrets, irrespective of whether such rights arise under U.S. or international intellectual property, unfair competition or trade secret laws.

1.7 “Products” shall mean Products offered by SHL for sale to Distributor; Products shall include DSSL Products and Non-standard Products set forth in Exhibit A, which shall be amended or updated by SHL from time to time.

1.8 “Territory” shall mean the geographic area of Hong Kong SAR, Macau, Singapore and Malaysia.

2.	APPOINTMENT

2.1 Appointment of Nonexclusive Distributor. Subject to the terms and conditions of this Agreement, SHL appoints Distributor, and Distributor hereby accepts such appointment, as SHL’S non-exclusive authorized distributor for sale of Products to Customers (other than House Account) in the Territory (as these terms are defined in Section 1.8, above).

2.2 Designation of House Account. In the event SHL notifies Distributor that SHL has designated a Customer of Distributor as a new House Account, such Customer will become a House Account effective Ninety (90) days following such notice. At SHL’s sole discretion, SHL may compensate Distributor for extraordinary sales and distribution efforts rendered prior to the designation of the new House Account.

3.	DISTRIBUTOR RESPONSIBILITIES

3.1 Market Promotion. Distributor shall use its best efforts, consistent with prudent business practice, and shall devote such time as may be commercially reasonably necessary, to conduct an aggressive marketing and selling program and to promote the sale of Products.

3.2 No Change or Modification. Distributor shall not modify or change Products without the express prior written consent of SHL.

3.3 Conflict of Interest. Distributor shall not, during the term of this Agreement, directly or indirectly market, sell, distribute, solicit orders within the Territory for any products which are competitive with Products unless SHL consents thereto in writing in advance, based upon Distributor’s full disclosure of the material facts in seeking such consent. Any such marketing, sale, distribution or solicitation of the competitive products is considered to be a material breach of this Agreement.

3.4 Reports. Upon SHL request, within five (5) days after the end of each calendar month during the term of this Agreement, Distributor shall provide SHL with reports of (i) the number of units of Products held by Distributor at the end of such month in inventory in each stocking location, (ii) the distribution of Products in such month by Distributor including, the names and addresses of Customers, and the actual sales price and sales quantity of each of Products sold to each Customer; Distributor shall also provide SHL within thirty (30) days after the end of each calendar month, with reports of (iii) Distributor’s sales and marketing activities and their impact on sales, (iv) financial pro formas, and (v) any other information SHL reasonably requests.

3.5 Compliance with Laws. Distributor shall comply at its own expense with all applicable laws and regulations currently existing in the Territory relating to the sale, distribution and promotion of Products. Distributor shall not export, directly or indirectly, any Products or related information without first obtaining all required licenses and approvals from the appropriate government agencies.

3.6 Feedbacks. Distributor shall provide SHL with prompt written notification of any comments or complaints about Products that are made by Customers, and of any problems with Products or their use that Distributor becomes aware of. Such written notification shall be the property of SHL, and shall be considered to be part of SHL’s Confidential Information.

3.7 Referral. Distributor agrees to refer all prospective customers to SHL when Distributor cannot aggressively pursue distribution to such customers because of geographic location or any other reason; if Distributor cannot aggressively pursue distribution because of price and/or volume, the parties will negotiate a reasonable referral fee to be mutually agreed upon. Distributor shall also refer directly to SHL inquiries relating to bundling, partnership or other business opportunities with third party vendors, hardware and system manufacturers and software developers.

3.8 Inventory. Distributor shall maintain an inventory of Products in reasonably sufficient quantities to provide adequate and timely delivery to Customers. At a minimum, such inventory shall include not less than the quantity of Products necessary to meet Distributor’s reasonably anticipated demands for a twenty (20) day period. Distributor shall promptly notify SHL of all Products, by device type, quantity and price, purchased by the Distributor from a source other than SHL or returned to the Distributor from its customer.

3.9 Audits. Distributor shall provide SHL with its audited financial statements within three (3) months of the end of its fiscal year. SHL shall be entitled at any time to audit Distributor’s books and records upon thirty (30) days written notice in order to confirm the accuracy of the reports; provided, that no more than one such audit may be conducted in any six-month period. Any SHL-elected audit shall be performed at SHL’s own expense during normal business hours, provided that the cost of such audit shall be paid by Distributor if such audit reveals an underpayment by Distributor of more than five percent (5%) of the amounts payable by Distributor to SHL in any six-month period.

4.	ORDERS AND ACCEPTANCE

4.1 Purchase Orders. Distributor shall initiate purchases under this Agreement by submitting written purchase orders (each, an “Order”) to SHL. Such orders shall state unit quantities, unit descriptions, requested delivery dates, and shipping instructions. No purchase order shall be binding upon SHL until accepted by SHL in writing. SHL reserves the right to reject orders in whole or in part. Partial shipment of an order shall not constitute acceptance of the entire order. In the event that SHL is unable to fill an accepted purchase order in accordance with the schedule set forth therein, SHL will use commercially reasonable efforts to fill such order on an allotment basis. This Agreement shall govern all orders placed by Distributor for units of the Product. No terms on purchase orders, invoices or like documents produced by Distributor shall alter or add to the terms of this Agreement. Any other terms and conditions of sale in conflict with or inconsistent with the terms and conditions of this Agreement, whether contained in Distributor’s preprinted forms or otherwise, notwithstanding SHL’s acceptance otherwise, shall have no force or effect to the extent of such conflict or inconsistency.

4.2 Order Requirements. Distributor’s single purchase order amount shall be in multiples of the unit quantity according to specifications of SHL set forth in Exhibit A. Orders for less than unit quantity multiples will be increased without prior notice to the next larger multiple. Non-standard Products may have higher minimum purchase requirements as determined by SHL.

4.3 Lead Time. Distributor shall submit purchase orders to SHL in accordance with a lead time of twenty-eight (28) to one hundred and twenty (120) days according to the schedule advised by SHL. In no event shall the lead time for Non-standard Products be less than two (2) months. SHL shall use commercially reasonable efforts to deliver units of Product at the times set forth in SHL’s written acceptances of Distributor’s purchase orders.

4.4 Demonstration Units. Orders by Distributor for samples and/or pilot run may be subject to smaller amount and shorter lead time as shall be requested by Distributor and accepted by SHL. In such cases, products may be ordered in multiples of smaller units (calculated in number of reels or tubes), and in no events shall exceed three such units.

4.5 Cancellations. Except as provided herein, all orders for Products are non-cancelable and Products are non-returnable (NC/NR). Orders for DSSL Products may be rescheduled or cancelled 30 days before the scheduled shipment date. Within 30 days of the scheduled shipment date, orders for DSSL Products could be canceled or rescheduled subject to SHL’s prior written approval. The Nonstandard Products are at all times non-cancelable. Distributor shall contact SHL in advance for pricing and delivery information for orders of Non-standard Products.

5.	PRICES; PRICE CHANGES; SPECIAL PRICING

5.1 SHL Price. Subject to the terms and conditions of this Agreement, Distributor shall pay for Products at the then current price of SHL (the “SHL Price”) at the time of placement of the Order.

5.2 Price Change. SHL shall have the right to revise SHL Price at any time. Price changes shall apply to all purchase orders received after the effective date with the notice, except that any price increase shall be effective immediately upon notice to Distributor and apply to those accepted but undelivered orders.

5.3 Special Pricing. Notwithstanding the SHL Price, special pricing on any one of Products may be extended to Distributor, in SHL sole discretion, in situations where special pricing is necessary for Distributor to obtain sale of Products to a Customer. If SHL elects to extend such special pricing, it will issue a confidential meet comp quote number documenting the special price quoted. Upon receipt of the meet comp quote number, Distributor may ship Products to Customer from stock and debit SHL for the difference between their invoiced amount, less any prior credits granted by SHL, and the new special pricing. The meet comp quote number shall be included on all such debits.

5.4 Taxes. All SHL Prices are exclusive of any export, withholding, federal, state and local taxes, duties or excises other than taxes based on SHL’s net income. If SHL pays any taxes, duties or excises which are not included in the fees charged for the Product, SHL shall itemize such taxes, duties or excises as a separate item on its invoices to Distributor, and Distributor shall reimburse SHL for such taxes, duties or excises; provided, that Distributor shall not be required to make any such reimbursement if it provides a valid tax exemption certificate to SHL prior to shipment.

6.	TERMS OF PAYMENT

6.1 Payment Terms. Terms of payment shall be net thirty (30) days. All payments shall be in Hong Kong Dollars. SHL shall submit an invoice to Distributor upon shipment of Products to Distributor. The invoice shall state the amount to be paid by Distributor for all Products in such shipment, as well as any taxes, duties or excises paid by SHL which shall be reimbursed by Distributor in accordance with Section 5.4.

6.2 Credit. Upon Distributor establishes and maintains satisfactory business and credit standings, SHL may revise payment terms from time to time. Distributor agrees to provide SHL with financial information, bank and trade references, and other information which may be required by SHL to establish an appropriate credit line for Distributor. Subject to SHL’s approval of Distributor’s credit, the invoiced amount may be paid net thirty (30) days. Nonetheless, SHL shall have the sole discretion to extend or revoke any credit.

6.3 Late Payments. All amounts which are not timely paid by Distributor as required by this Agreement shall be subject to a late charge equal to one and one-half percent (1.5%) per month (or, if less, the maximum allowed by applicable law). In the event that any payment due hereunder is overdue, SHL reserves the right to suspend performance until such delinquency is corrected.

7.	DELIVERY

7.1 Packing and Shipping. All Products to Distributor shall be packaged in SHL’s standard packaging, or, at Distributor’s expense, in accordance with instructions provided by Distributor. Unless otherwise agreed, shipment shall conform to SHL’s standard shipping procedures CFR Hong Kong (“Delivery Point”). Title and risk of loss shall pass to Distributor at the Delivery Point. All customs duties, freight, insurance and other shipping expenses from the Delivery Point, as well as any other special packing expenses requested by Distributor, shall be borne by Distributor. Distributor agrees to satisfy all import formalities pertaining to shipment of units of the Product to destinations outside the United States.

7.2 Inspection and Acceptance. Distributor shall have thirty (30) days (the “Inspection Period”) upon receipt of each shipment to inspect and test Products. If Distributor determines any unit of Products defective, Distributor shall promptly notify SHL of such defects. Defective Products may be returned for retest, evaluation and examination subject to SHL Returned Material Authorization (“RMA”) procedure and SHL Quality Requirements in EXHIBIT C of this Agreement; provided, that such written notification and request for an RMA number must be received by SHL during the Inspection Period. Returns must be prepaid by Distributor. When requesting a return authorization, Distributor must supply Distributor’s purchase order number and SHL’s invoice number. Product description must include lot number and wafer numbers.

7.3 Exclusion. SHL will inspect all Products returned pursuant to the foregoing RMA procedures and SHL Quality Requirements, and SHL will not replace products where the defect is not due to SHL’ fault, including but not limited to misuse, neglect, alteration or improper storage by Distributor.

7.4 Quality Requirements. Distributor should store, pack, ship, handle and return Products in conformity with SHL Quality Requirements as provided in EXHIBIT C of this Agreement.

8.	PROPRIETARY RIGHTS

8.1 Acknowledgement. Distributor acknowledge and agree that SHL owns all of the Proprietary Rights. The use by Distributor of the Proprietary Rights is authorized only for the purposes herein set forth and upon termination of this Agreement for any reason, such authorization will cease.

8.2 No Other Rights. Distributor may not, directly or through any person or entity, in any form or manner, copy, distribute, reproduce, incorporate, use or allow access to Products or modify, prepare derivative works of, decompile, reverse engineer, disassemble or otherwise attempt to derive source code or object code from Products, except as explicitly permitted under this Agreement or otherwise agreed in writing

8.3 Proprietary Notice. Distributor will ensure that all copies of Products will incorporate copyright and other proprietary notices in the same manner that SHL incorporates such notices in Products or in any manner reasonably requested by SHL. Distributor will not remove any copyright or other proprietary notices incorporated on or in Products by SHL

8.4 Use of Trademarks. During the term of this Agreement, Distributor may (i) announce to the public that it is an authorized non-exclusive Distributor of Products, and (ii) advertise Products under the trademarks, service marks, marks, and trade names that SHL may adopt from time to time (the “SHL Trademarks”). SHL shall provide Distributor SHL Trademarks on disk or camera-ready art for production. Distributor understands that SHL has applied for applicable local registration of certain of its trademarks and agrees, upon SHL’s request, to so indicate on the box containing Products and in any advertisement, promotional materials or other documents that contain Products’ names. Nothing herein will grant to Distributor any right, title or interest in SHL Trademarks. At no time during or after the term of this Agreement will Distributor challenge or assist others to challenge SHL Trademarks or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to those of SHL. Distributor shall follow reasonable trademark usage guidelines communicated by SHL.

8.5 Use of Trade Names. Distributor will present and promote the sale of Products fairly. Distributor may use SHL’s product names in Distributor’s advertising and promotional media provided (i) that Distributor conspicuously indicates in all such media that such names are trademarks of SHL and (ii) that Distributor submits all such media to SHL for prior approval and complies with the requirements set forth in subparagraph (d) above. Upon termination of this Agreement for any reason, Distributor will immediately cease all use of Products’ names and SHL Trademarks and, at Distributor’s election, destroy or deliver to SHL all materials in Distributor’s control or possession which bear such names and trademarks, including any sales literature. Distributor will not challenge any intellectual property rights claimed by SHL in such trademarks.

9.	CONFIDENTIAL INFORMATION

9.1 Nondisclosure, Non Use. Each party shall treat as confidential all Confidential Information of the other party, shall not use such Confidential Information except as set forth herein, and shall use reasonable efforts not to disclose such Confidential Information to any third party. Without limiting the foregoing, each of the parties shall use at least the same degree of care which it uses to prevent the disclosure of its own confidential information of like importance to prevent the disclosure of Confidential Information disclosed to it by the other party under this Agreement. Each party shall promptly notify the other party of any actual or suspected misuse or unauthorized disclosure of the other party’s Confidential Information

9.2 Exception. Notwithstanding the above, neither party shall have liability to the other with regard to any Confidential Information of the other which the receiving party can prove:

(a) was in the public domain at the time it was disclosed or has entered the public domain through no fault of the receiving party;

(b) was known to the receiving party, without restriction, at the time of disclosure, as demonstrated by files in existence at the time of disclosure;

(c) is disclosed with the prior written approval of the disclosing party;

(d) was independently developed by the receiving party without any use of the Confidential Information, as demonstrated by files created at the time of such independent development;

(e) becomes known to the receiving party, without restriction, from a source other than the disclosing party without breach of this Agreement by the receiving party and otherwise not in violation of the disclosing party’s rights;

(f) is disclosed generally to third parties by the disclosing party without restrictions similar to those contained in this Agreement; or

(g) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that the receiving party shall provide prompt notice thereof to the disclosing party to enable the disclosing party to seek a protective order or otherwise prevent or restrict such disclosure.

9.3 Return of Confidential Information. Upon expiration or termination of this Agreement, each party shall return all Confidential Information received from the other party.

9.4 Remedies. Any breach of the restrictions contained in this Section 9 is a breach of this Agreement which may cause irreparable harm to the nonbreaching party. Any such breach shall entitle the nonbreaching party to injunctive relief in addition to all legal remedies

9.5 Confidentiality of Agreement. SHL shall not have any obligation to furnish any data, drawings, prints or the like whatsoever to Distributor or its customers. Each party shall be entitled to disclose the existence of this Agreement, but agrees that the terms and conditions of this Agreement shall be treated as Confidential Information and shall not be disclosed to any third party; provided, however, that each party may disclose the terms and conditions of this Agreement

(a) by SHL’s prior written consent,

(b) as required by any court or other governmental body

(c) as otherwise required by law

(d) to legal counsel of the parties

(e) in confidence, to accountants, banks, and financing sources and their advisors

(f) in connection with the enforcement of this Agreement or rights under this Agreement; or

(g) in confidence, in connection with an actual or proposed merger, acquisition, or similar transaction.

10.	LIMITED WARRANTY AND LIMITATION OF LIABILITY

10.1 Sole Warranty. THE SOLE WARRANTY, IF ANY, PROVIDED BY SHL IN CONNECTION WITH THE PRODUCT SHALL BE TO DISTRIBUTOR. SHL MAKES NO WARRANTIES TO CUSTOMERS.

10.2 Warranty Period. SHL shall provide a limited warranty for each of Products against defects in material and workmanship under normal use and service or in normal packing and storage conditions as provided in EXHIBIT C “Quality Requirements” of this Agreement for a period of one-year from the date of delivery to Distributor.

10.3 Exclusive Remedy. IF THE PRODUCT FAILS TO COMPLY WITH THE WARRANTY IN SECTION 10.2, SHL’S EXCLUSIVE LIABILITY, AND THE EXCLUSIVE REMEDY OF DISTRIBUTOR, SHALL BE, AT SHL’S SOLE OPTION, EITHER (i) REPLACEMENT OF THE DEFECTIVE PRODUCT OR PART, OR (ii) RETURN OF THE PRICE PAID BY SUCH DISTRIBUTOR FOR SUCH PRODUCT. THE WARRANTY IS VOID IF FAILURE OF THE PRODUCT IS (i) THE RESULT OF OCCURRENCES DURING SHIPMENT TO OR FROM DISTRIBUTOR, (ii) CAUSED BY THE USE OR OPERATION OF PRODUCTS IN AN APPLICATION OR ENVIRONMENT OTHER THAN THAT INTENDED OR RECOMMENDED BY SHL, (iii) CAUSED BY MODIFICATIONS NOT MADE BY SHL, OR (iv) THE RESULT OF THE PRODUCT BEING SUBJECTED TO UNUSUAL PHYSICAL OR ELECTRICAL STRESS.

10.4 No Other Warranty. EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 10, SHL PROVIDES NO WARRANTY, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, AND SPECIFICALLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE PRODUCT AND DOCUMENTATION.

11.	INDEMNIFICATION

11.1 Indemnification by SHL. SHL shall defend or at its option settle, any claim, suit or proceeding brought against Distributor on the issue of infringement of any issued third-party patents by Products distributed by Distributor in the manner permitted in this Agreement. The foregoing obligation is conditioned upon Distributor providing SHL with prompt notification of any such claim, sole control over the defense and settlement thereof, and all reasonable cooperation in the defense and settlement thereof, provided that Distributor provides SHL with (i) prompt written notice of such claim or action, (ii) sole control and authority over the defense or settlement of such claim or action and (iii) proper and full information and reasonable assistance to defend and/or settle any such claim or action.

11.2 Injunction. In the event that any Product is, or in SHL’s sole opinion is likely to be, enjoined due to the type of infringement described in Section 11.1, SHL, at its option and expense, may either (i) modify Products so that they become non-infringing, (ii) replace Products with functionally equivalent non-infringing Products reasonably acceptable to Distributor or, if the foregoing alternatives are not reasonably available to SHL, (iii) terminate this Agreement.

11.3 Exceptions. Notwithstanding the provisions of Sections 11.1 and 11.2, SHL will have no liability to the extent that any such claim would have been avoided but for (i) use of Products with any other products not provided by SHL or (ii) modification of Products after delivery by SHL.

11.4 Limitation. THE FOREGOING PROVISIONS OF THIS SECTION 11 STATE THE ENTIRE LIABILITY AND OBLIGATIONS OF SHL AND THE EXCLUSIVE REMEDY OF DISTRIBUTOR, WITH RESPECT TO ANY ALLEGED OR ACTUAL INFRINGEMENT OF PATENTS, COPYRIGHTS, TRADE SECRETS, TRADEMARKS OR OTHER INTELLECTUAL PROPERTY RIGHTS BY PRODUCTS OR THEIR REPRODUCTION, DISTRIBUTION OR USE.

11.5 Indemnification by Distributor. Distributor agrees to indemnify, defend and hold SHL and its affiliated companies and their directors, officers, employees, and agents (collectively, “Protected Parties”) harmless from and against any and all claims (including those for personal injury or death) and liabilities (including attorneys’ and other professional fees and other costs of litigation) by any other party arising out of or attributable to Distributor’s representation of Products in a manner inconsistent with SHL’s Product descriptions and warranties or from Distributor’s marketing, distribution, use or sale of Products, other than claims described in Section 11.1. SHL shall have the right to participate at its expense in any such dispute.

12.	TERM AND TERMINATION

12.1 Term. This Agreement shall become effective from the Effective Date and shall remain in full force and effect for a period of two (2) year, unless earlier terminated pursuant to the provisions in this Agreement. Thereafter, the Agreement shall be automatically renewed for additional one (1) year periods.

12.2 Termination for Convenience. This Agreement may be terminated by either party for any reason or no reason, whether or not extended beyond the initial term, by giving the other party written notice ninety (90) days in advance.

12.3 Termination for Cause. Except as set forth in the last sentence of this Section 12.3, if either party defaults in the performance of any material provision of this Agreement, then the non-defaulting party may give written notice to the defaulting party that if the default is not cured within thirty (30) days the Agreement will be terminated. If the non-defaulting party gives such notice and the default is not cured during the thirty (30) day period, then the Agreement shall automatically terminate at the end of that period. Notwithstanding the foregoing, if Distributor breaches the provisions of Section 9 hereof, then SHL shall be entitled to terminate this Agreement effective immediately upon delivery of written notice to Distributor.

12.4 Termination for Insolvency and Other Events. This Agreement shall terminate, without notice, (i) upon the institution by or against either party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of such party’s debts, (ii) upon either party’s making an assignment for the benefit of creditors, or (iii) upon either party’s dissolution or ceasing to do business.

12.5 Effect of Termination. Upon termination of this Agreement, Distributor shall make such disposition of price lists, advertising materials and other materials furnished by SHL as SHL may direct. SHL’s name, SHL’s Trademarks, and similar identifying symbols shall not be displayed or used by Distributor thereafter.

12.6 No Liability. In the event of termination by either party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other, because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of either party. Termination shall not, however, relieve either party of any obligations incurred prior to the termination, including, without limitation, the obligation of Distributor to pay SHL for Products purchased prior to such termination.

12.7 Survival of Certain Terms. The provisions of Sections 1, 3.9, 5, 6, 8, 9, 10, 11, 12, 13, 14, and 15 of this Agreement, and all payment obligations incurred during the term of this Agreement, shall survive the expiration or termination of this Agreement for any reason. The provisions of Section 9 shall survive the expiration or termination of this Agreement for five (5) years. All other rights and obligations of the parties shall cease upon termination of this Agreement.

13.	LIMITATION OF LIABILITIES

13.1 Limitation of Liabilities. IN NO EVENT SHALL SHL’S CUMULATIVE LIABILITY ARISING OUT OF THIS AGREEMENT EXCEED THE AMOUNT RECEIVED BY SHL FROM DISTRIBUTOR UNDER THE PURCHASE ORDER WHICH CONTAINS THE PRODUCT DIRECTLY GIVES RISE TO THE CLAIM. IN NO EVENT SHALL SHL BE LIABLE FOR COSTS OF PROCUREMENT OF SUBSTITUTE PRODUCTS OR SERVICES, LOST PROFITS OR ANY CONSEQUENTIAL, SPECIAL, INCIDENTAL, OR INDIRECT DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE OR STRICT LIABILITY), ARISING OUT OF THIS AGREEMENT. DISTRIBUTOR ACKNOWLEDGES AND AGREES THAT THE AMOUNTS PAYABLE HEREUNDER BY SHL ARE BASED IN PART UPON THESE LIMITATIONS, AND FURTHER AGREES THAT THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

13.2 Limitation on Actions. NO ACTONS, REGARDLESS OF FORM, ARISING OUT OF THIS AGREEMENT, MAY BE BROUGHT BY DISTRIBUTOR MORE THAN ONE (1) YEAR AFTER THE CAUSE OF ACTION HAS ARISEN.

14.	NOTICES

14.1 All notices required or permitted hereunder shall be in writing and shall be delivered (a) by facsimile, (b) personally, or (c) mailed by certified or registered mail, return receipt requested and postage prepaid, addressed to the addressed below. Delivery by facsimile is effective upon receipt of successful fax transmission and shall be followed by delivery by mail as set forth above. Notice by personal delivery is effective upon receipt of the notice. Notice sent by mail shall for all purposes of this Agreement be treated as being effective or having been given three days after mail.

To SHL:

Scientist Home Limited

3/F, Mow Hing Industrial Building, 205 Wai Yip Street, Kwun Tong, Kowloon, Hong Kong Attention: General Manager

To DISTRIBUTOR:

Scientist Home Future Health Limited

3/F, Mow Hing Industrial Building, 205 Wai Yip Street, Kwun Tong, Kowloon, Hong Kong Attention: General Manager

15.	GENERAL

15.1 Authority. Both parties represent and warrant to each other that they have the right and lawful authority to enter into this Agreement.

15.2 Entire Agreement. This Agreement constitutes the entire agreement of the parties pertaining to the subject matter hereof, and merges all prior negotiations and drafts of the parties with regard to the transactions contemplated herein. Any and all other written or oral agreements existing between the parties hereto regarding such transactions are expressly canceled.

15.3 No Conflict. In the event of a conflict or inconsistency between the terms of this Agreement and those of any order, quotation, solicitation or other communication from one party to the other, the terms of this Agreement shall be controlling.

15.4 Amendments and Waivers. No modification, change or amendment to this Agreement, or any waiver of any rights in respect hereto, shall be effective unless in writing signed by the parties

15.5 Successors and Assigns. Distributor shall not assign any of its rights, obligations or privileges (by operation of law or otherwise) hereunder without the prior written consent of SHL. SHL shall have the right to assign its rights, obligations and privileges hereunder to an assignee that agrees in writing to be bound by the terms and conditions of this Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

15.6 Independent Contractor. Neither party shall, for any purpose, be deemed to be an agent of the other party and the relationship between the parties shall only be that of independent contractors. Neither party shall have any right or authority to assume or create any obligations or to make any representations or warranties on behalf of any other party, whether express or implied, or to bind the other party in any respect whatsoever.

15.7 Export Control. Distributor understands that SHL may be subject to regulation by government of the Hong Kong, including the Hong Kong Customs and Excise Department, which prohibits export or diversion of certain products and technology to certain countries. Any and all obligations of SHL to provide Products, as well as any technical assistance, will be subject in all respects to such Hong Kong laws and regulations and will from time to time govern the license and delivery of technology and products abroad by persons subject to the jurisdiction of the Hong Kong. Distributor warrants that it will comply in all respects with the export and re-export restrictions for all Products shipped to Distributor. Distributor will take all actions which may be reasonably necessary to assure that no end-user contravenes such Hong Kong laws or regulations.

15.8 Force Majeure. In the event that either party is prevented from performing or is unable to perform any of its obligations under this Agreement (other than a payment obligation) due to any Act of God, fire, casualty, flood, earthquake, war, strike, lockout, epidemic, destruction of production facilities, riot, insurrection, material unavailability, or any other cause beyond the reasonable control of the party invoking this section, and if such party shall have used its best efforts to mitigate its effects, such party shall give prompt written notice to the other party, its performance shall be excused, and the time for the performance shall be extended for the period of delay or inability to perform due to such occurrences. Notwithstanding the foregoing, if such party is not able to perform within thirty (30) days after the event giving rise to the excuse of force majeure, the other party may terminate this Agreement.

15.9 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

15.10 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

15.11 Choice of Law; Dispute Resolution. This Agreement shall be governed by the laws of Hong Kong Special Administrative Region and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the courts of Hong Kong Special Administrative Region. Any dispute or difference arising out of or in connection with this Agreement, each party expressly agree (i) to endeavor to settle the dispute by mediation administered by the Hong Kong International Arbitration Centre (HKIAC), before having recourse to arbitration or litigation; (ii) that the mediation shall be conducted in accordance with the HKIAC Mediation Rules (the “Rules”) which are operating at the time the matter is referred to HKIAC; (iii) that the Rules set out the procedures to be adopted, the process of selection of the mediator and the costs involved; and (iv) that the terms of the Rules are hereby deemed incorporated into this engagement letter.

15.12 Advice of Legal Counsel. Each party acknowledges and represents that, in executing this Agreement, it has had the opportunity to seek advice as to its legal rights from legal counsel and that the person signing on its behalf has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation thereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT AS OF THE DATE FIRST WRITTEN ABOVE.

Scientist Home Future Health Limited		Scientist Home Limited

Signature:	/S/ CHAN SIU HUNG	Signature:	/S/ CHAN SIU HUNG

Name:	CHAN Siu Hung	Name:	CHAN Siu Hung

Title:	Director	Title:	Director

Date:	July 16, 2024	Date:	July 16, 2024

EXHIBIT A

PRODUCTS

SHL Products, as provided by SHL from time to time.

Purchase Order Quantity Requirement

Items per Order
科學+家 静脈霜劑 | SCIENTIST HOME Vein Cream	50 pieces
科學+家 鈣化研究霜劑 | SCIENTIST HOME Calcification Study Cream 60ml	50 pieces
科學+家 鯨臘軟膏 | SCIENTIST HOME Spermaceti Cream	50 pieces
科學+家 水解骨膠原蛋白 | SCIENTIST HOME Bone Gelatine Hydrolysate	50 pieces
科學+家 高濃蛋白酶 | SCIENTIST HOME High Concentration Proteinase	50 pieces
科學+家 水解混合明膠 | SCIENTIST HOME Mixed Gelatine Hydrolysate	50 pieces

EXHIBIT B

HOUSE ACCOUNTS

None

EXHIBIT C

QUALITY REQUIREMENTS

A. Receiving, storing, packing and shipping

The Distributor shall implement appropriate receiving, storing, packing and shipping procedures to prevent mechanical or electrical damage to the Product or degradation of the Product.

B. Inventory control

1. The Distributor shall implement and maintain an inventory control system which provides segregation of Product by part number and grade, if applicable.

2. The Distributor shall deliver the Product to Customer based upon “first in, first-out” inventory method (“FIFO”, the oldest date code first). The Product listed below is exempted from FIFO requirement: 1) Product of date code exceeding one year, if the Customer clearly requires deliver Product with date code within one year; and 2) Product with certain date code put on-hold by SHL. The Distributor shall use color label, auto system or other effective system to control the FIFO.

3. The Distributor shall establish an effective system to identify and segregate nonconforming Product from conforming Product. The Distributor shall not deliver nonconforming Product to Customer.

C. Product return

Distributor shall follow requirements listed below when returning Product to SHL:

1. Product shall be returned in its packaging. Original SHL packaging materials and containers should be used if practicable. SHL reserves the right to refuse any return not properly packaged;

2. Returned Product shall be clearly identified and shall not be altered or damaged during handling (e.g., leads bent or cut, added markings, or broken packages);

3. Quality related returns shall be clearly identified, marked with return reason, and packaged separately from other returns. Product rejected by Customer shall be returned together with Customer’s rejection paperwork;

4. Distributor shall perform and complete Product sorting (including repeated sorting for complex issues) within five working days when requested by SHL; and

5. Distributor shall provide SHL a detailed packing list for returned Product, which shall include carton number, part number, lot number, date code and RMA number. The packing list shall fully match the returned Product.

D. Customer returns/Product Recall

1. Product returned to Distributor from Customer shall be inspected by Distributor upon receiving. If any damage, alteration, mishandling or improper packaging discovered, the Distributor shall contact the Customer and resolve the problem before return the Product to SHL. SHL shall not be responsible for any damage or quality issue caused by such problems.

2. Product recalled by SHL shall be processed in accordance with SHL’ recall notice.

E. Product traceability

The Distributor shall implement and maintain an inventory traceability system that:

1. Records and traces quantity and lot number of any Product received and distributed;

2. Has the capability of identifying the Product shipping date, location and/or the Customer where each lot shipped to within 24 hours when requested by SHL;

3. Records the information stated above from receiving the Product from SHL through delivering the Product to Customer; and

4. Additional label pasted by Distributor shall not cover SHL original labels and markings.

F. Audit

SHL or its representatives may audit the Distributor’s facility to verify Distributor’s conformance to the requirements stated above. The Distributor shall provide necessary information, facilities and equipment to facilitate tests and inspections to be performed during the audit.